Exhibit 99

Humana Reports Third Quarter Financial Results, Provides 2009 Financial Guidance, Comments on Capital and Liquidity

  2009 earnings per share projected in range of $5.90 to $6.10
  Business operating results and cash flows in line with management’s expectations
  3Q08 EPS of $1.09 included $0.40 in realized losses from distressed securities
  3Q08 cash flows from operations of over $575 million
  Strong capital position and ample liquidity levels expected to continue

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 27, 2008--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2008 (3Q08) of $1.09 compared to $1.78 per share for the quarter ended September 30, 2007 (3Q07). The 3Q08 results included $0.40 per share in realized losses primarily associated with other-than-temporary impairments in the company’s investment and securities lending portfolios as well as sales of distressed financial institution securities during 3Q08. Excluding the $0.40 in realized losses, non-GAAP 3Q08 EPS of $1.49(a)(e) was at the upper end of the company’s prior guidance of $1.45 to $1.50 per share.

Looking ahead to the year ending December 31, 2009 (FY09), the company anticipates a significant increase in earnings over that for the year ending December 31, 2008 (FY08) with EPS projected for FY09 to be in the range of $5.90 to $6.10.

“Our operating results came in as expected during the third quarter and, more importantly, we're forecasting good EPS growth in 2009,” said Michael B. McCallister, Humana’s president and chief executive officer. “As we previously disclosed, a relatively small portion of our investments were in financial institutions that are now in distress. However, that did not impact our operational progress and our financial position remains strong.”

The company has updated its expectations for 2008 EPS as follows:

	Fourth Quarter 2008	Full Year 2008
Previous guidance range midpoint	$1.17	$4.35
3Q08 realized investment losses:
Lehman Brothers and AIG securities(b)	n/a	(0.27)
Agency preferred shares including Fannie Mae and Freddie Mac(c)	n/a	(0.01)
Other	n/a	(0.12)
Lower net investment income	(0.10)	(0.10)
Revised guidance range midpoint	$1.07	$3.85
Current guidance range	$1.00 to $1.10	$3.80 to $3.90

Consolidated Highlights for 3Q08

Revenues – 3Q08 consolidated revenues rose 13 percent to $7.15 billion from $6.32 billion in 3Q07, with total premium and administrative services fees up 15 percent compared to the prior year’s quarter, primarily driven by higher average membership in 3Q08 versus 3Q07 for the company’s Medicare Advantage, Commercial medical and specialty products.

Consolidated revenues for 3Q08 include a net realized investment loss of $16.8 million in 3Q08 versus net realized investment income of $82.4 million in 3Q07. The year-over-year decline resulted from realized losses associated with other-than-temporary investment impairments and sales of distressed financial institution securities during 3Q08, as follows:

(In millions)
Government Segment	$51.9
Commercial Segment	56.4
Consolidated	$108.3

Benefit expenses – The 3Q08 consolidated benefits ratio (benefit expenses as a percent of premium revenues) was higher than that for the prior year’s quarter, as expected. The 3Q08 consolidated benefits ratio of 83.1 percent compares to 81.3 percent in 3Q07. This year-over-year increase was primarily driven by a 270 basis point increase in the Government Segment benefits ratio associated with higher PDP claim expenses.

Selling, general, & administrative (SG&A) expenses – The 3Q08 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) of 13.7 percent for 3Q08 compares to 13.3 percent in 3Q07. The 40 basis-point year-over-year increase was driven by a higher SG&A expense ratio for the Commercial Segment associated with a higher mix of members in specialty and individual medical products than in the prior year.

Investment and Securities Lending Portfolios

At September 30, 2008, the company had cash, cash equivalents, and debt and equity securities in its investment portfolio of $6.46 billion, up 2 percent from $6.36 billion at June 30, 2008. Additionally, the company held securities as collateral in connection with the company’s securities lending program of $488.4 million at September 30, 2008 compared to $800.3 million at June 30, 2008.

The company regularly evaluates its investment securities for impairment. For the purpose of determining gross realized gains and losses, the cost of investment securities is based upon specific identification. In analyzing individual securities for other-than-temporary impairments, the company considers factors affecting the issuer, factors affecting the industry the issuer operates within, and general debt and equity market trends. The company also considers the length of time an investment’s fair value has been below its carrying value, the severity of the decline, the near-term prospects for recovery to cost, and the company’s intent and ability to hold the investment until maturity or market recovery is realized.

As of September 30, 2008, approximately 1.3 percent of the assets in the company’s investment portfolio and approximately 5.1 percent of the securities held as collateral in connection with its securities lending program were deemed to have been impaired on an other-than-temporary basis, with the related losses realized as a component of 3Q08 net income.

Government Segment Results

Pretax results:

  Government segment pretax income decreased to $271.7 million in 3Q08 from $416.3 million in 3Q07 as the improved operating performance in the company’s Medicare Advantage business was more than offset by the combined effect of the previously announced lower 2008 PDP operating results and net realized investment losses during 3Q08.

Enrollment:

  Medicare Advantage membership grew to 1,368,000 at September 30, 2008, an increase of 230,000 members, or 20 percent from September 30, 2007, up 23,000, or 2 percent versus June 30, 2008, and 225,000 members, or 20 percent year to date. The increased net Medicare Advantage membership includes 7,300 members from acquisitions during 3Q08 and 48,000 such members acquired year to date.
  Membership in the company’s stand-alone PDPs totaled 3,089,000 at September 30, 2008 compared to 3,459,700 at September 30, 2007 and 3,105,200 at June 30, 2008.
  Military services membership at September 30, 2008 of 2,953,900 was up approximately 3 percent from September 30, 2007 and essentially unchanged from June 30, 2008.

Premiums and administrative services fees:

  Medicare Advantage premiums of $3.50 billion in 3Q08 increased 24 percent compared to $2.83 billion in 3Q07, primarily the combined result of a 19 percent increase in average membership and higher per member premium revenues.

  Medicare stand-alone PDP premiums of $782.9 million in 3Q08 decreased 12 percent compared to $890.4 million in 3Q07, primarily the result of a 10 percent decline in average membership versus that for 3Q07.
  Military services premiums and administrative services fees during 3Q08 increased $58.8 million to $790.6 million compared to $731.8 million in 3Q07.

Benefit Expenses:

  The Government Segment benefits ratio increased 270 basis points to 84.1 percent in 3Q08 compared to 81.4 percent in the prior year’s quarter. As previously noted, improved operating performance year over year in the company’s Medicare Advantage business was more than offset by an increase in the stand-alone PDP benefits ratio.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio for 3Q08 of 10.2 percent was unchanged from that of 3Q07 and increased 70 basis points from the second quarter of 2008 as the company prepared for marketing of its 2009 Medicare plans on October 1, 2008.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings decreased 82 percent year over year, to $11.2 million in 3Q08 compared to $62.2 million in 3Q07. The net decline primarily reflects the effect of $56.4 million in net realized investment losses during 3Q08 associated with other-than-temporary investment write-downs and sales of securities from distressed financial institutions which more than offset the impact of improved operating results.

Enrollment:

  Commercial Segment medical membership grew 254,900 members to 3,554,000 at September 30, 2008, an increase of 8 percent from the September 30, 2007 medical membership for the segment of 3,299,100 and up 3 percent year to date. On an organic basis, Commercial Segment medical membership grew 191,800 members, or 6 percent year-over-year and 39,300 members, or 1 percent year to date.
  Organic medical membership growth in strategic commercial lines of business for 3Q08 compared to 3Q07 were as follows: HumanaOne membership increased 42 percent, Smart plans and other consumer offerings membership grew 20 percent, Small Group business membership increased 4 percent and ASO membership grew 4 percent.
  Membership in Commercial Segment specialty products(d) at September 30, 2008 rose to 6,727,400 compared to 1,930,100 at September 30, 2007, primarily driven by the addition of membership from two specialty-product companies acquired during the fourth quarter of 2007. Specialty membership was essentially unchanged from December 31, 2007.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment increased 17 percent to $1.88 billion in 3Q08 compared to $1.61 billion in the prior year’s quarter, primarily due to revenues associated with acquired companies and growth in strategic lines of business.
  Commercial Segment medical premiums for fully-insured groups increased approximately 3 percent on a per-member basis during 3Q08 compared to 3Q07 reflecting a shift in the mix of fully-insured group business from the prior year’s quarter to include fewer groups with higher-than-average premiums.

Benefit Expenses:

  The Commercial Segment benefits ratio for 3Q08 of 80.2 percent was 80 basis points lower than the 3Q07 benefits ratio of 81.0 percent, primarily due to a higher mix of individual and small group membership as a percent of the fully insured book and higher specialty product membership compared to the prior year’s quarter, together with continued underwriting discipline.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 23.0 percent for 3Q08 compares to 21.8 percent in 3Q07, primarily driven by the higher administrative costs per member associated with small group, individual, administrative services only and specialty membership.

Cash Flows from Operations

Cash flows provided by operations for 3Q08 of $577.3 million compared to cash flows used in operations of $637.7 million in 3Q07 primarily reflecting changes in working capital accounts associated with the timing of the receipt of certain premiums from Medicare, impacting both premiums receivable and unearned revenues.

The company also evaluates operating cash flows on a non-GAAP basis(a)(f).

Cash flows from operations ($ in millions)	3Q08	3Q07	YTD08	YTD07
GAAP cash flows provided by operations	$577.3	($637.7)	$685.7	$1,414.1
Timing of premium payment from CMS(a)(f)	—	1,175.3	—	—
Non-GAAP cash flows provided by operations(a)(f)	$577.3	$537.6	$685.7	$1,414.1

Non-GAAP cash flows provided by operations increased to $577.3 million(a)(f) in 3Q08 from $537.6 million(a)(f) in 3Q07 also driven primarily by the changes in working capital accounts described above.

Capital and Liquidity

The company believes both the parent company (Humana Inc.) and its operating subsidiaries have ample capital and liquidity to meet all financial regulatory requirements and to satisfy their respective obligations.

Because premium revenues are generally collected in advance of medical claim payments by a period of up to several months, the company’s business produces positive cash flows during periods of increasing enrollment. In addition, to support its liquidity needs the parent company has available a 5-year, $1.0 billion unsecured revolving credit agreement which expires in July 2011. As of September 30, 2008 there were no borrowings outstanding under this credit agreement. During the fourth quarter of 2008, the company expects to draw approximately $250 million under the revolving credit agreement in order to complete its pending acquisition of Cariten Healthcare (announced August 4, 2008).

The company has various issuances of senior notes. As of September 30, 2008, the senior notes outstanding aggregated approximately $1.55 billion, with the first senior notes due to mature in June 2016. Upon issuance of each of the senior notes, the company had entered into interest-rate swap agreements to exchange the fixed interest rate under these senior notes for variable interest rates based on LIBOR. Based primarily on conditions in the credit markets, on October 7, 2008, the company terminated each of the swap agreements outstanding associated with its senior notes, resulting in an anticipated weighted-average fixed coupon rate on the company’s senior notes of 6.28 percent versus a weighted average fixed rate on the senior notes of 6.94 percent and the then-current floating rate of 6.59 percent. In exchange for terminating its rights under the various interest-rate swaps, the company received $108.3 million in cash from its counterparties, which resulted in an offsetting adjustment to the related debt obligations.

Certain of the company’s subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to the parent company, and require minimum levels of equity as well as limit the investments to approved securities. The amount of dividends that may be paid to the parent company by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. Although the minimum required levels of equity are largely based on premium volume, product mix, and the quality of the assets held, minimum requirements can vary significantly at the state level.

As of June 30, 2008, the company had aggregate statutory capital and surplus of $3.0 billion in its state-regulated subsidiaries, $1.1 billion above the aggregate $1.9 billion in applicable statutory requirements which would trigger any regulatory action by the respective states. The company anticipates at least maintaining the current excess subsidiary capital levels when statutory filings for 3Q08 are completed in November 2008, primarily driven by subsidiary operating earnings exceeding realized investment losses during 3Q08.

Acquisition Activity

During 3Q08, the company completed its acquisition of Metcare Health Plans, Inc. in Florida. On August 4, 2008, the company announced its intent to acquire PHP Companies, Inc. (d/b/a Cariten Healthcare), from Knoxville, Tennessee-based Covenant Health for cash consideration of approximately $245 million. The transaction has received all required regulatory approvals and is scheduled to close in the fourth quarter of 2008.

Share Repurchase Program

On July 28, 2008, the company’s Board of Directors increased its share repurchase authorization for use of up to $250 million for this program, excluding the $92.8 million used year to date in connection with the Board of Director’s prior authorization in February 2008. These discretionary repurchases may be made from time to time in the open market or in privately negotiated transactions. The program has an end date of December 31, 2009. The company has not yet repurchased shares under the July 2008 authorization.

Footnotes

(a) The company believes that the non-GAAP measures included in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(b) Investments were disclosed by the company in its Form 8-K filed with the Securities and Exchange Commission on September 15, 2008.

(c) Investments were disclosed by the company during its second quarter 2008 earnings conference call held August 4, 2008.

(d) The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed-benefit products including cancer and critical illness policies.

(e) Realized investment losses for the 2008 third quarter which are excluded for this non-GAAP measure result from portfolio valuations associated with current financial market conditions and primarily do not relate to the underwriting or servicing of the company’s products.

(f) When reviewing and analyzing Humana’s operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company’s operating cash flow. Therefore, decisions such as management’s forecasting and business plans regarding cash flow use this non-GAAP financial measure.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 7:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the following company documents, as filed with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2007;
  Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;
  Form 8-Ks filed during 2008.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.5 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of October 27, 2008

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2008 (assumes a 4Q08 close for the pending acquisition of Cariten Healthcare)	For the year ending December 31, 2009 (assumes a 4Q08 close for the pending acquisition of Cariten Healthcare)	Comments
Diluted earnings per common share	Full year 2008: $3.80 to $3.90 Fourth quarter 2008: $1.00 to $1.10	Full year 2009: $5.90 to $6.10	Excludes impact of future share repurchases
Revenues	Consolidated revenues: Approximately $29 billion	Consolidated revenues: $30 billion to $32 billion

	Premiums and ASO fees:	Premiums and ASO fees:
	Medicare Advantage: $13.5 billion to $14 billion;	Medicare Advantage: $15 billion to $16 billion;
	Medicare stand-alone PDPs: Approximately $3.4 billion;	Medicare stand-alone PDPs: $2.6 billion to $2.9 billion;
	Military services: $3.2 billion to $3.3 billion;	Military services: $3.5 billion to $3.6 billion;
	Commercial Segment: Approximately $7.5 billion	Commercial Segment: Approximately $8.0 billion to $8.2 billion

	Consolidated investment income: $225 million to $235 million	Consolidated investment income: $370 million to $385 million

	Consolidated other revenue: Approximately $200 million	Consolidated other revenue: $240 million to $260 million
Ending medical membership (fully-insured and ASO combined)	Medicare Advantage: Up approximately 300,000 from prior year	Medicare Advantage: Up 25,000 to 75,000 from prior year	FY08 includes 94,700 Medicare Advantage members from 2008 acquisitions

	Medicare stand-alone PDPs: Down approximately 350,000 from prior year	Medicare stand-alone PDPs: Down 650,000 to 750,000 from prior year

	Military services: No material change from prior year	Military services: No material change from prior year

	Medicaid: Down approximately 87,000 from prior year	Medicaid: Down approximately 93,000 from prior year	Acquisition of Cariten Healthcare includes approximately 93,000 members from a Medicaid contract that terminates on December 31, 2008

	Commercial: Up approximately 190,000 from prior year	Commercial: No material change from prior year	FY08 includes 136,600 Commercial members from 2008 acquisitions
Benefit expenses	Medicare Advantage & stand-alone PDP combined: benefits ratio in the range of 85.0% to 85.5%	Medicare Advantage & stand-alone PDP combined: benefits ratio in the range of 83.5% to 84.5%

	Commercial fully-insured groups:	Commercial fully-insured groups:
	Same-store net benefit expense trends and premium yields of 6% to 7% (2.5% to 3.5% including the impact of changes in the company’s business mix)	Same-store net benefit expense trends and premium yields: no significant change from prior year

Secular Commercial benefit expense trend components as follows: inpatient hospital utilization – flat to 1 percent; inpatient and outpatient hospital rates – mid to upper single digits; outpatient hospital utilization – low to mid single digits; physician – mid single digits; and pharmacy – mid to upper single digits.

		Secular Commercial benefit expense trend components: no significant change from prior year	Secular trends exclude the impact of benefit buy-downs
Selling, general & administrative expense ratio	13.5% to 14%	13% to 14%	SG&A expenses as a percent of premiums, administrative services fees, and other revenue
Depreciation & amortization	$215 million to $220 million	$240 million to $260 million
Interest expense	$80 million to $85 million	$110 million to $115 million
Government Segment operating margins	Medicare Advantage & stand-alone PDP combined: Approximately 3.5%	Medicare Advantage & stand-alone PDP combined: Approximately 5%	Line-of-business-level results exclude the impact of investment income and interest expense

	Military services: 2.5% to 3.0%	Military services: 2.5% to 3.0%
Commercial Segment pretax earnings	$210 million to $215 million	$300 million to $320 million	Segment-level results include the impact of investment income and interest expense

FY08 includes $56.4 million from realized investment losses associated with distressed financial institutions in 3Q08 and an estimated $13 million impact from lower net investment income in the fourth quarter of 2008 than previously anticipated

Cash flows from operations	$1.0 billion to $1.2 billion	$1.2 billion to $1.4 billion
Capital expenditures	Approximately $260 million	Approximately $260 million
Effective tax rate	35.0% to 35.5%	35% to 36%
Shares used in computing full-year EPS	Approximately 169 million	Approximately 170 million	Excludes impact of future share repurchases

Humana Inc. Statistical Schedules And Supplementary Information 3Q08 Earnings Release

Humana Inc.
Statistical Schedules and Supplementary Information
3Q08 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5	Consolidated Balance Sheets
S-6-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10-11	Premiums and Administrative Services Fees Detail
S-12	Percentage of Ending Membership under Capitation Arrangements
S-13-15	Benefits Payable
S-16	Investments
S-17	Footnotes

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended September 30,
	2008	2007	Dollar Change	Percentage Change
Revenues:
Premiums	$6,991,569	$6,092,841	$898,728	14.8%
Administrative services fees	114,401	101,531	12,870	12.7%
Investment (loss) income	(16,773)	82,362	(99,135)	-120.4%
Other revenue	58,973	42,850	16,123	37.6%
Total revenues	7,148,170	6,319,584	828,586	13.1%
Operating expenses:
Benefits	5,810,613	4,953,862	856,751	17.3%
Selling, general and administrative	979,223	829,023	150,200	18.1%
Depreciation	46,371	37,771	8,600	22.8%
Other intangible amortization	9,755	4,479	5,276	117.8%
Total operating expenses	6,845,962	5,825,135	1,020,827	17.5%
Income from operations	302,208	494,449	(192,241)	-38.9%
Interest expense	19,348	15,947	3,401	21.3%
Income before income taxes	282,860	478,502	(195,642)	-40.9%
Provision for income taxes	99,852	176,124	(76,272)	-43.3%
Net income	$183,008	$302,378	($119,370)	-39.5%

Basic earnings per common share	$1.10	$1.81	($0.71)	-39.2%
Diluted earnings per common share	$1.09	$1.78	($0.69)	-38.8%

Shares used in computing basic earnings per common share	166,647	167,188
Shares used in computing diluted earnings per common share	168,578	170,051

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Nine Months Ended September 30,
	2008	2007	Dollar Change	Percentage Change
Revenues:
Premiums	$20,810,922	$18,320,654	$2,490,268	13.6%
Administrative services fees	339,344	294,488	44,856	15.2%
Investment income	154,007	227,941	(73,934)	-32.4%
Other revenue	154,463	108,111	46,352	42.9%
Total revenues	21,458,736	18,951,194	2,507,542	13.2%
Operating expenses:
Benefits	17,667,129	15,358,280	2,308,849	15.0%
Selling, general and administrative	2,845,709	2,476,092	369,617	14.9%
Depreciation	133,469	122,100	11,369	9.3%
Other intangible amortization	27,073	14,478	12,595	87.0%
Total operating expenses	20,673,380	17,970,950	2,702,430	15.0%
Income from operations	785,356	980,244	(194,888)	-19.9%
Interest expense	53,554	49,931	3,623	7.3%
Income before income taxes	731,802	930,313	(198,511)	-21.3%
Provision for income taxes	258,728	339,848	(81,120)	-23.9%
Net income	$473,074	$590,465	($117,391)	-19.9%

Basic earnings per common share	$2.83	$3.55	($0.72)	-20.3%
Diluted earnings per common share	$2.79	$3.48	($0.69)	-19.8%

Shares used in computing basic earnings per common share	167,328	166,538
Shares used in computing diluted earnings per common share	169,392	169,535

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts
	September 30,	June 30,	December 31,	Sequential Change
	2008	2008	2007	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,542,900	$1,174,642	$2,040,453
Investment securities	3,982,564	4,195,562	3,635,317
Receivables, net:
Premiums	697,497	987,074	592,761
Administrative services fees	12,156	12,644	12,780
Securities lending collateral	488,431	800,326	1,337,049
Other	1,476,439	1,290,295	1,114,486
Total current assets	8,199,987	8,460,543	8,732,846	($260,556)	-3.1%
Property and equipment, net	677,882	655,431	637,241
Other assets:
Long-term investment securities	930,450	989,253	1,015,050
Goodwill	1,823,280	1,817,460	1,663,939
Other	932,271	1,017,296	829,998
Total other assets	3,686,001	3,824,009	3,508,987
Total assets	$12,563,870	$12,939,983	$12,879,074	($376,113)	-2.9%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,068,587	$3,105,691	$2,696,833
Trade accounts payable and accrued expenses	1,240,631	1,350,924	1,268,963
Book overdraft	257,680	297,965	269,226
Securities lending payable	535,531	800,326	1,337,049
Unearned revenues	220,509	210,770	219,780
Total current liabilities	5,322,938	5,765,676	5,791,851	($442,738)	-7.7%
Long-term debt	1,668,233	1,635,098	1,687,823
Future policy benefits payable	988,672	980,257	980,686
Other long-term liabilities	313,495	355,224	389,777
Total liabilities	8,293,338	8,736,255	8,850,137	($442,917)	-5.1%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
187,733,811 issued at September 30, 2008	31,289	31,275	31,123
Capital in excess of par value	1,558,625	1,542,378	1,497,998
Retained earnings	3,215,856	3,032,848	2,742,782
Accumulated other comprehensive (loss) income	(172,484)	(51,125)	14,021
Treasury stock, at cost, 19,022,596 shares at September 30, 2008	(362,754)	(351,648)	(256,987)
Total stockholders' equity	4,270,532	4,203,728	4,028,937	$66,804	1.6%
Total liabilities and stockholders' equity	$12,563,870	$12,939,983	$12,879,074	($376,113)	-2.9%

Debt-to-total capitalization ratio	28.1%	28.0%	29.5%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended September 30,
	2008	2007	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$183,008	$302,378
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	56,126	42,250
Loss (gain) on sale of investment securities, net	92,285	(2,387)
Stock-based compensation	14,670	10,604
Benefit for deferred income taxes	(31,983)	(9,168)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	290,065	(245)
Other assets	28,280	69,395
Benefits payable	(43,830)	(76,826)
Other liabilities	(19,893)	204,741
Unearned revenues	3,359	(1,177,937)
Other	5,188	(458)
Net cash provided by (used in) operating activities	577,275	(637,653)	$1,214,928	190.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	3,746	(501)
Purchases of property and equipment	(67,500)	(41,339)
Proceeds from sales of property and equipment	-	11,862
Purchases of investment securities	(1,557,997)	(758,695)
Proceeds from maturities of investment securities	144,216	321,304
Proceeds from sales of investment securities	1,462,238	328,275
Change in securities lending collateral	264,795	515,476
Net cash provided by investing activities	249,498	376,382	($126,884)	-33.7%

Cash flows from financing activities
Receipts from CMS contract deposits	585,551	464,703
Withdrawals from CMS contract deposits	(728,707)	(885,541)
Borrowings under credit agreement	-	475,000
Repayments under credit agreement	-	(400,000)
Debt issue costs	(1,182)	-
Change in book overdraft	(40,285)	(36,290)
Change in securities lending payable	(264,795)	(515,476)
Common stock repurchases	(11,106)	(6,814)
Excess tax benefit from stock-based compensation	450	12,272
Proceeds from stock option exercises and other	1,559	18,318
Net cash used in financing activities	(458,515)	(873,828)	$415,313	47.5%

Increase/(decrease) in cash and cash equivalents	368,258	(1,135,099)
Cash and cash equivalents at beginning of period	1,174,642	3,720,769

Cash and cash equivalents at end of period	$1,542,900	$2,585,670

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Nine Months Ended September 30,
	2008	2007	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$473,074	$590,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160,542	136,578
Loss (gain) on sale of investment securities, net	73,436	(2,472)
Stock-based compensation	41,835	30,868
Benefit for deferred income taxes	(21,411)	(33,179)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(93,320)	(16,857)
Other assets	(166,931)	(57,072)
Benefits payable	337,632	380,056
Other liabilities	(124,368)	348,167
Unearned revenues	(9,098)	21,782
Other	14,346	15,758
Net cash provided by operating activities	685,737	1,414,094	($728,357)	-51.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	(262,347)	(27,506)
Purchases of property and equipment	(179,547)	(156,056)
Proceeds from sales of property and equipment	2	15,934
Purchases of investment securities	(5,082,141)	(2,631,990)
Proceeds from maturities of investment securities	418,563	1,091,260
Proceeds from sales of investment securities	4,111,640	1,254,878
Change in securities lending collateral	801,518	(202,599)
Net cash used in investing activities	(192,312)	(656,079)	$463,767	70.7%

Cash flows from financing activities
Receipts from CMS contract deposits	1,774,381	1,948,062
Withdrawals from CMS contract deposits	(1,807,952)	(2,109,523)
Borrowings under credit agreement	425,000	1,185,000
Repayments under credit agreement	(1,225,000)	(1,160,000)
Proceeds from issuance of senior notes	749,247	-
Debt issue costs	(6,662)	-
Change in book overdraft	(11,546)	(40,249)
Change in securities lending payable	(801,518)	202,599
Common stock repurchases	(105,767)	(14,017)
Excess tax benefit from stock-based compensation	9,794	26,826
Proceeds from stock option exercises and other	9,045	48,653
Net cash (used in) provided by financing activities	(990,978)	87,351	($1,078,329)	-1234.5%

(Decrease)/increase in cash and cash equivalents	(497,553)	845,366
Cash and cash equivalents at beginning of period	2,040,453	1,740,304

Cash and cash equivalents at end of period	$1,542,900	$2,585,670

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended September 30,				Nine Months Ended September 30,

	2008	2007	Difference	Percentage Change	2008	2007	Difference	Percentage Change
Benefits ratio
Government Segment	84.1%	81.4%	2.7%		86.8%	85.0%	1.8%
Commercial Segment	80.2%	81.0%	-0.8%		79.4%	80.4%	-1.0%
Consolidated	83.1%	81.3%	1.8%		84.9%	83.8%	1.1%

Selling, general, and administrative expense ratio (A)
Government Segment	10.2%	10.2%	0.0%		10.1%	10.3%	-0.2%
Commercial Segment	23.0%	21.8%	1.2%		22.3%	21.4%	0.9%
Consolidated	13.7%	13.3%	0.4%		13.4%	13.2%	0.2%

Detail of pretax income
Government Segment	$271,701	$416,299	($144,598)	-34.7%	$517,913	$722,954	($205,041)	-28.4%
Commercial Segment	11,159	62,203	(51,044)	-82.1%	213,889	207,359	6,530	3.1%
Consolidated	$282,860	$478,502	($195,642)	-40.9%	$731,802	$930,313	($198,511)	-21.3%

Detail of pretax margins
Government Segment	5.2%	9.0%	-3.8%		3.3%	5.2%	-1.9%
Commercial Segment	0.6%	3.7%	-3.1%		3.7%	4.2%	-0.5%
Consolidated	4.0%	7.6%	-3.6%		3.4%	4.9%	-1.5%

Humana Inc.
Membership Detail
In thousands
	Ending	Average 3Q08	Ending	Year-over-year Change		Ending	Sequential Change
	September 30, 2008		September 30, 2007	Amount	Percent	June 30, 2008	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	502.3	497.3	451.7	50.6	11.2%	494.0	8.3	1.7%
Medicare Advantage - PPO	171.0	168.7	71.1	99.9	140.5%	163.5	7.5	4.6%
Medicare Advantage - PFFS	694.7	692.6	615.2	79.5	12.9%	687.5	7.2	1.0%
Total Medicare Advantage	1,368.0	1,358.6	1,138.0	230.0	20.2%	1,345.0	23.0	1.7%
Medicare - PDP - Standard	1,495.7	1,507.3	2,148.9	(653.2)	-30.4%	1,531.6	(35.9)	-2.3%
Medicare - PDP - Enhanced	1,433.8	1,425.8	1,085.1	348.7	32.1%	1,409.4	24.4	1.7%
Medicare - PDP - Complete	159.5	161.1	225.7	(66.2)	-29.3%	164.2	(4.7)	-2.9%
Total Medicare stand-alone PDPs	3,089.0	3,094.2	3,459.7	(370.7)	-10.7%	3,105.2	(16.2)	-0.5%
Total Medicare	4,457.0	4,452.8	4,597.7	(140.7)	-3.1%	4,450.2	6.8	0.2%
Military services insured	1,734.4	1,732.6	1,720.4	14.0	0.8%	1,737.6	(3.2)	-0.2%
Military services ASO	1,219.5	1,215.1	1,137.0	82.5	7.3%	1,206.2	13.3	1.1%
Total military services	2,953.9	2,947.7	2,857.4	96.5	3.4%	2,943.8	10.1	0.3%
Medicaid insured	385.1	387.2	383.8	1.3	0.3%	387.7	(2.6)	-0.7%
Medicaid ASO	177.3	178.8	182.8	(5.5)	-3.0%	173.8	3.5	2.0%
Total Medicaid	562.4	566.0	566.6	(4.2)	-0.7%	561.5	0.9	0.2%
Total Government Segment	7,973.3	7,966.5	8,021.7	(48.4)	-0.6%	7,955.5	17.8	0.2%
Commercial Segment:
Fully-insured medical:
Group	1,596.0	1,601.9	1,530.2	65.8	4.3%	1,623.3	(27.3)	-1.7%
Individual	316.8	311.1	223.7	93.1	41.6%	297.2	19.6	6.6%
Medicare supplement	18.4	17.6	11.3	7.1	62.8%	16.1	2.3	14.3%
Total fully-insured medical	1,931.2	1,930.6	1,765.2	166.0	9.4%	1,936.6	(5.4)	-0.3%
ASO	1,622.8	1,622.3	1,533.9	88.9	5.8%	1,621.9	0.9	0.1%
Total Commercial Segment	3,554.0	3,552.9	3,299.1	254.9	7.7%	3,558.5	(4.5)	-0.1%

Total medical membership	11,527.3	11,519.4	11,320.8	206.5	1.8%	11,514.0	13.3	0.1%

Specialty Membership
Dental - fully-insured	2,578.6	2,587.5	974.7	1,603.9	164.6%	2,612.2	(33.6)	-1.3%
Dental - ASO	1,062.7	1,069.7	499.3	563.4	112.8%	1,074.0	(11.3)	-1.1%
Total dental	3,641.3	3,657.2	1,474.0	2,167.3	147.0%	3,686.2	(44.9)	-1.2%
Vision	2,188.9	2,181.9	-	2,188.9	100.0%	2,160.9	28.0	1.3%
Other supplemental benefits (B)	897.2	900.1	456.1	441.1	96.7%	897.3	(0.1)	0.0%
Total specialty membership	6,727.4	6,739.2	1,930.1	4,797.3	248.6%	6,744.4	(17.0)	-0.3%

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Three Months Ended September 30,				Three Months Ended September 30,
	2008	2007	Dollar Change	Percentage Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$3,497,568	$2,825,587	$671,981	23.8%	$858	$827
Medicare stand-alone PDPs	782,855	890,420	(107,565)	-12.1%	$84	$86
Total Medicare	4,280,423	3,716,007	564,416	15.2%
Military services insured (D)	771,560	714,173	57,387	8.0%	$148	$138
Medicaid insured	152,069	135,609	16,460	12.1%	$131	$118
Total Government Segment premiums	5,204,052	4,565,789	638,263	14.0%
Commercial Segment:
Fully-insured medical	1,559,120	1,418,884	140,236	9.9%	$269	$269
Specialty	228,397	108,168	120,229	111.2%	$12	$22
Total Commercial Segment premiums	1,787,517	1,527,052	260,465	17.1%
Total premium revenues	$6,991,569	$6,092,841	$898,728	14.8%

Administrative services fees
Military services ASO (D)	$19,066	$17,675	$1,391	7.9%	$5	$5
Medicaid ASO	2,103	2,165	(62)	-2.9%	$4	$4
Commercial Segment	93,232	81,691	11,541	14.1%	$12	$13
Total administrative services fees	$114,401	$101,531	$12,870	12.7%

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

					Per Member per Month (C)
	Nine Months Ended September 30,				Nine Months Ended September 30,
	2008	2007	Dollar Change	Percentage Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$10,157,109	$8,372,736	$1,784,373	21.3%	$860	$828
Medicare stand-alone PDPs	2,562,925	2,848,105	(285,180)	-10.0%	$91	$91
Total Medicare	12,720,034	11,220,841	1,499,193	13.4%
Military services insured (D)	2,389,195	2,166,428	222,767	10.3%	$153	$140
Medicaid insured	437,725	397,420	40,305	10.1%	$126	$115
Total Government Segment premiums	15,546,954	13,784,689	1,762,265	12.8%
Commercial Segment:
Fully-insured medical	4,566,632	4,211,771	354,861	8.4%	$267	$269
Specialty	697,336	324,194	373,142	115.1%	$13	$22
Total Commercial Segment premiums	5,263,968	4,535,965	728,003	16.0%
Total premium revenues	$20,810,922	$18,320,654	$2,490,268	13.6%

Administrative services fees
Military services ASO (D)	$56,993	$47,504	$9,489	20.0%	$5	$5
Medicaid ASO	6,338	6,397	(59)	-0.9%	$4	$4
Commercial Segment	276,013	240,587	35,426	14.7%	$11	$13
Total administrative services fees	$339,344	$294,488	$44,856	15.2%

Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
September 30, 2008	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (E)	1.9%	-	-	-	0.3%	1.3%	-	0.7%	0.4%
Capitated HMO physician group based (E)	3.5%	-	-	26.3%	2.5%	1.4%	-	0.8%	1.9%
Risk-sharing (F)	20.0%	-	-	41.6%	6.4%	1.3%	-	0.7%	4.7%
All other membership	74.6%	100.0%	100.0%	32.1%	90.8%	96.0%	100.0%	97.8%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

September 30, 2007

Capitated HMO hospital system based (E)	2.4%	-	-	-	0.3%	1.4%	-	0.8%	0.5%
Capitated HMO physician group based (E)	2.0%	-	-	26.5%	2.2%	1.5%	-	0.8%	1.8%
Risk-sharing (F)	24.2%	-	-	40.8%	6.3%	1.5%	-	0.8%	4.7%
All other membership	71.4%	100.0%	100.0%	32.7%	91.2%	95.6%	100.0%	97.6%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	September 30,	June 30,	December 31,
	2008	2008	2007
Detail of benefits payable
IBNR and other benefits payable (G)	$2,170,971	$2,196,494	$1,918,460
Unprocessed claim inventories (H)	293,600	228,700	213,400
Processed claim inventories (I)	83,574	127,707	91,938
Payable to pharmacy benefit administrator (J)	164,709	141,984	131,663
Benefits payable, excluding military services	2,712,854	2,694,885	2,355,461

Military services IBNR (K)	327,828	320,172	265,178
Other military services benefits payable (L)	27,905	90,634	76,194
Military services benefits payable	355,733	410,806	341,372
Total Benefits Payable	$3,068,587	$3,105,691	$2,696,833

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2008	September 30, 2007	December 31, 2007
Year-to-date changes in benefits payable, excluding military services (M)

Balances at January 1	$2,355,461	$1,979,733	$1,979,733

Acquisitions	34,122	-	41,030

Incurred related to:
Current year	15,769,075	13,655,981	18,015,246
Prior years (N)	(230,461)	(215,747)	(242,922)
Total incurred	15,538,614	13,440,234	17,772,324

Paid related to:
Current year	(13,692,050)	(11,636,269)	(16,012,828)
Prior years	(1,523,293)	(1,406,350)	(1,424,798)
Total paid	(15,215,343)	(13,042,619)	(17,437,626)

Balances at end of period	$2,712,854	$2,377,348	$2,355,461

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2008	September 30, 2007	December 31, 2007
Summary of Consolidated Benefits Expense:
Total benefits expense incurred, per above	$15,538,614	$13,440,234	$17,772,324
Military services benefits	2,098,059	1,905,034	2,481,815
Future policy benefit expense (O)	30,456	13,012	16,392
Consolidated Benefits Expense	$17,667,129	$15,358,280	$20,270,531

Humana Inc.
Benefits Payable Statistics (P)

Receipt Cycle Time (Q)
	2008	2007	Change	Percentage Change
1st Quarter Average	15.1	15.6	(0.5)	-3.2%
2nd Quarter Average	15.0	15.6	(0.6)	-3.8%
3rd Quarter Average	15.2	15.9	(0.7)	-4.4%
4th Quarter Average	-	15.1	N/A	N/A
Full Year Average	15.1	15.6	(0.5)	-3.2%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
9/30/2006	$187,900	623,900	5.4
12/31/2006	$218,400	757,700	6.1
3/31/2007	$222,300	747,200	5.5
6/30/2007	$211,300	751,600	4.9
9/30/2007	$224,000	819,100	6.1
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4
6/30/2008	$228,700	742,800	4.6
9/30/2008	$293,600	946,500	6.0

Humana Inc.
Benefits Payable Statistics (Continued) (P)

Days in Claims Payable (R)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
9/30/2006	57.5	7.2	14.2%	64.3	5.5	9.4%
12/31/2006	56.3	6.0	11.9%	64.0	7.4	13.1%
3/31/2007	59.3	5.8	10.8%	66.0	5.5	9.1%
6/30/2007	60.0	4.2	7.5%	68.5	6.5	10.5%
9/30/2007	61.8	4.3	7.5%	70.2	5.9	9.2%
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%
6/30/2008	57.2	(2.8)	-4.7%	63.3	(5.2)	-7.6%
9/30/2008	58.1	(3.7)	-6.0%	65.1	(5.1)	-7.3%

Year-to-Date Change in Days in Claims Payable (S)
			2008	2007
DCP - beginning of period			60.2	56.3
Components of change in DCP:
Internal versus outsourced claims processing cycle times			(3.2)	(0.2)
Increase in the Part D component of MAPD expense			(2.0)	(0.5)
Increase in Medicare PPO business			(0.7)	0.2
Change in unprocessed claims inventories			1.5	(0.1)
Change in processed claims inventories			(0.3)	(0.1)
Change in pharmacy payment cutoff			(0.2)	0.3
Change in provider payables under risk arrangements			2.5	3.4
All other			0.3	0.9
DCP - end of period			58.1	60.2

Humana Inc.
Investments
Dollars in thousands
	Fair value		Average Duration (T)	Average Credit Rating
	9/30/2008	12/31/2007	9/30/2008	9/30/2008
Investment Portfolio:
Cash & cash equivalents	$1,542,900	$2,040,453
Investment Securities	3,982,564	3,635,317
Long-term investments	930,450	1,015,050
Total investment portfolio	$6,455,914	$6,690,820	~3.5 years	AA+

Securities Lending Collateral Portfolio:
Cash & cash equivalents	$79,032	$686,096
Certificates of deposit	118,710	145,588
Bank notes	67,650	98,789
Corporate Floating Rate	59,011	147,256
Repurchase Agreements	-	4,563
Asset-backed securities	164,028	254,757
	$488,431	$1,337,049		AA+

			Fair value
			9/30/2008	12/31/2007
Investment Portfolio Detail:
Cash and cash equivalents			$1,542,900	$2,040,453
U.S. Government and agency obligations
U.S. Treasury obligations			$171,889	$192,185
Federal National Mortgage Association (Fannie Mae) bonds			796,555	534,468
Federal Home Loan Mortgage Corporation (Freddie Mac) bonds			241,988	157,544
Government National Mortgage Association (Ginnie Mae) bonds			274,834	29,695
Other			156,909	70,111
Total U.S. Government and agency obligations			1,642,175	984,003
Tax-exempt municipal securities
Guaranteed by monoline insurers			907,052	745,995
Other			656,830	1,118,996
Total tax-exempt municipal securities			1,563,882	1,864,991
Mortgage and asset-backed securities
Commercial mortgages			306,280	495,301
Prime residential mortgages			401,165	333,715
Alt-A residential mortgages			5,345	15,077
Sub-prime residential mortgages			3,053	6,888
Other Asset-backed			154,965	59,681
Total mortgage and asset-backed securities			870,808	910,662
Corporate Securities
Financial services			341,568	417,944
Other			458,529	445,922
Total commercial securities			800,097	863,866
Redeemable preferred stocks			19,207	15,558
Non-redeemable preferred stocks			12,384	7,208
Common stocks			4,461	4,079
Total investment portfolio			$6,455,914	$6,690,820

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q08 Earnings Release

(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(H)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(I)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(J)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(K)	Military services IBNR primarily fluctuates due to benefit expense inflation and changes in the utilization of benefits. Amount includes unprocessed inventories as an independent third party administrator processes all military services benefit claims on the company's behalf.
(L)	Other military benefits payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).
(M)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on the company’s results of operations is reduced substantially, whether positive or negative.
(N)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of claim reserves during the quarter.
(O)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(P)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(Q)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent 90% to 95% of the company's fully-insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(R)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(S)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.
(T)	Duration is the time-weighted average of the present value of the bond portfolio cash flow.

CONTACT:
Humana Inc.
http://www.humana.com
Regina Nethery, 502-580-3644
Investor Relations
Rnethery@humana.com
or
Tom Noland, 502-580-3674
Corporate Communications
Tnoland@humana.com